EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated May 3, 2005, relating to the consolidated financial statements and financial statement schedule of A.G. Edwards, Inc. and subsidiaries and management's report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of A.G. Edwards, Inc. and subsidiaries for the year ended February 28, 2005.

/s/ Deloitte & Touche LLP

St. Louis, Missouri
June 28, 2005